                                                                      EXHIBIT 11

                  IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                                  (UNAUDITED)
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

                                                            Three Months    Nine Months
                                                                Ended          Ended
                                                            December 31,   December 31,
                                                                1995           1995
                                                            -------------  -------------
                                                             (In Thousands of Dollars)

INCOME (LOSS) FOR PRIMARY AND FULLY DILUTED COMPUTATION:
  Income (loss) before Extraordinary Item:
    As reported                                              $      (419)   $    (1,183)
    Adjustments - none                                                 -              -
                                                             -----------    -----------
    As adjusted                                              $      (419)   $    (1,183)
                                                             ===========    ===========
  Net Income (Loss):
    As reported                                              $      (195)   $      (579)
    Adjustments - none                                                 -              -
                                                             -----------    -----------
    As adjusted                                              $      (195)   $      (579)
                                                             ===========    ===========
PRIMARY EARNINGS (LOSS) PER SHARE:
    Weighted average shares of common stock outstanding       10,305,527     10,297,010
    Incremental shares issuable from assumed exercise of
      stock options under the treasury stock method               10,119         25,770
                                                             -----------    -----------
    Weighted average shares of common stock outstanding,
      as adjusted                                             10,315,646     10,322,780
                                                             ===========    ===========

    Primary earnings (loss) per share:
      Before extraordinary item                              $     (0.04)   $     (0.12)
      Net income (loss)                                            (0.02)         (0.06)
                                                             ===========    ===========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
    Weighted average shares of common stock outstanding       10,305,527     10,297,010
    Incremental shares issuable from assumed exercise of
      stock options under the treasury stock method               10,119         25,770
                                                             -----------    -----------
    Weighted average shares of common stock outstanding,
      as adjusted                                             10,315,646     10,322,780
                                                             ===========    ===========

    Fully diluted earnings (loss) per share:
      Before extraordinary item                              $     (0.04)   $     (0.12)
      Net income (loss)                                            (0.02)         (0.06)
                                                             ===========    ===========
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This calculation is submitted in accordance with Item 601(b)(11) of Regulation
S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph 14 of Accounting Principles Board Opinion
No. 15.